Exhibit 10.16
SERVICES AGREEMENT
     THIS SERVICES AGREEMENT is made and entered into this ___ day of November, 2005 by and between US BioEnergy Corporation, a corporation organized under the laws of the State of South Dakota with an office at 111 Main Avenue, Suite 200, Brookings, South Dakota 57006 (the “Company”), and Capitaline Advisors, LLC, a limited liability company organized under the laws of the State of South Dakota with an office at 111 Main Avenue, Brookings, South Dakota 57006 (“Capitaline”).
     In consideration of the mutual benefits to the parties hereto and the promises, terms and conditions hereinafter set forth, intending to be legally bound, the parties do hereby mutually agree as follows:
     1. Parties and Related Persons.
     (a) The Company. The Company is a South Dakota corporation engaged in the business of developing, owning and operating ethanol plants and other bio-refining facilities.
     (b) Capitaline. Capitaline is a South Dakota limited liability company and, for itself, as a controlling person of various investment funds and through its affiliates, Capitaline is a significant beneficial owner of the Company’s Class A common stock. Capitaline provides investment capital and financial and human resources to companies in the renewable energy and finance industries.
     2. Purpose. The Company requires certain services for the operation of its business as it may request from time to time from the services described in Exhibit A hereto (collectively the “Services”) and Capitaline is willing and able to provide such Services as the Company may request from time to time.
     3. Scope of Services.
     (a) Scope. The Company and Capitaline agree that all work performed by Capitaline must be in accordance with, subject to and governed by the standards, terms and conditions as contained in this Service Agreement, and any other documents attached hereto and incorporated by reference herein (collectively the “Agreement”).
     (b) Changes to Services. The Company may amend Exhibit A to eliminate Services to be provided at any time, with or without cause, upon ten (10) days’ written notice to Capitaline. Exhibit A may be amended to add Services at any time upon mutual agreement of the parties hereto.
     (c) Independent Contractor. Capitaline is an independent contractor and not an employee, joint venturer or partner of the Company. Capitaline is free to exercise its best judgment in all aspects of its performance under this Agreement.
     4. Compensation.
     (a) Rate. During the term of this Agreement, the Company agrees to pay Capitaline for Services rendered by Capitaline for or on behalf of the Company and to reimburse Capitaline for certain costs and expenses in connection with the Services as described on Exhibit A.

     (b) Compensation and Settlement Procedures. Capitaline will provide the Company with a written monthly statement detailing the charges for Services furnished pursuant to this Agreement no later than the 10th day of each month. The Company shall pay each monthly statement provided by Capitaline by the 20th day of the month in which such statement was delivered. In addition, the books, accounts and records of each of the parties will be maintained in such a manner as to be able to determine the appropriateness or reasonableness of the compensation and reimbursements made under this Agreement.
     5. Standard of Performance.
     (a) Warranty. Capitaline warrants to Company that the Services supplied hereunder will be performed in a competent, diligent manner and in accordance with generally accepted standards for such Services and any applicable federal, state or local laws, regulations or rules.
     (b) Compliance with the Company’s Policies. Capitaline agrees to comply with all of the policy statements of the Company that now exist or as are implemented or revised from time to time.
     (c) No Company Expenses. Capitaline will not incur any expenses or liability on account of the Company outside the normal course of business without specific written approval from the Company’s authorized representative.
     (d) Retention of Control by the Company. Capitaline acknowledges and agrees that all Services performed by Capitaline for or on behalf of the Company pursuant to this Agreement will be subject to the ultimate authority, control, review and limitation of the Company and its Board of Directors. Capitaline will provide all such services in compliance with all applicable laws, regulations and ruling issued by governmental authorities in all jurisdictions in which it transacts business.
     (e) Supplies and Materials. Supplies and materials, if any, furnished to Capitaline by the Company shall remain the property of the Company and shall be returned upon demand.
     (f) Trademarks and Sales Literature. Capitaline is permitted to use the Company’s name, trademarks, sales literature, advertising, logos and other marks to the extent necessary to perform the Services, subject to the terms, conditions and restriction contained in any separate agreement between the parties.
     6. Indemnity
     (a) Indemnification by Capitaline. Capitaline agrees to indemnify and hold harmless the Company, its affiliates, employees and agents, against any and all loss or cost the Company may become obligated to pay as a result of actual or alleged negligent or intentional violation of state or federal laws or regulations by Capitaline, its employees or agents in providing the Services hereunder or as a result of any civil action against the Company resulting from the negligent or intentional acts or omissions of Capitaline, its employees or agents in providing the Services hereunder.
     (b) Notice to Capitaline. The Company agrees to promptly notify Capitaline if the Company receives notice of any investigation, proceeding or action relating to any statutory or regulatory violation or to any negligence or willful acts or omissions of Capitaline. The

Company will be entitled to participate in the defense of the Company but Capitaline will have the right to control the defense and to select defense counsel.
     (c) Indemnification by the Company. The Company agrees to indemnify and hold harmless Capitaline against any and all loss or cost Capitaline may become obligated to pay as a result of actual or alleged negligent or intentional violation of state or federal laws or regulations by the Company, its employees or agents or as a result of any civil action against Capitaline, including (without limitation) the assessment of fines or penalties by the state insurance department of any state in which Capitaline does business, resulting from the negligent or intentional acts or omissions of the Company, its employees or agents.
     (d) Notice to the Company. Capitaline agrees to promptly notify the Company if Capitaline receives notice of any investigation, proceeding or action relating to any statutory or regulatory violation or to any negligence or willful acts or omissions of the Company. Capitaline will be entitled to participate in the defense of Capitaline but the Company will have the right to control the defense and to select defense counsel.
     (e) Limits on Liability. Neither party will be liable for any indirect, special, incidental or consequential damages of any kind (including lost profits or interruption of business) regardless of the form of action, whether in tort or contract (including negligence, strict liability, breach of contract or otherwise), even if a party has been advised of the possibility of such damages.
     7. Term and Termination.
     (a) Term. The term of this Agreement will commence on the date hereof and will continue for a period of three (3) years, unless earlier terminated as provided herein, and will automatically continue thereafter until terminated by either party as provided in Section 7(b).
     (b) Termination. Either party may terminate this Agreement at any time after the end of the initial three (3) year term by giving at least thirty (30) days’ written notice of termination to the other party.
     (c) Termination upon Company’s Notice. The Company may terminate this Agreement for any reason upon not less than sixty (60) days’ notice to Capitaline.
     (d) Termination for Cause. Either party may terminate this Agreement for material breach of any provision or condition of this Agreement. In the event either party allegedly breaches this Agreement, then (i) the other party must provide written notice of the alleged breach to the breaching party, (ii) the breaching party must commence a cure of the alleged breach within ten (10) days, and (iii) the breaching party must complete the cure of the alleged breach within twenty (20) days. If the breaching party does not commence or complete the cure within the specified time, then this Agreement will terminate immediately and without further notice.
     (e) Rights upon Termination. At termination, Company’s obligation to pay and Capitaline’s right to receive compensation hereunder will cease, except for compensation for Services performed prior to the date of termination.
     (f) Survival of Obligations. The termination of this Agreement will not terminate any obligation accrued prior to such termination, or any continuing obligations which will survive termination, including, without limitation, the indemnification, warranty and confidentiality provisions of this Agreement.
     (g) Return of Material. Upon termination of this Agreement, each party will return to the other party all confidential or proprietary material of the other party and all material owned by the other party.
     8. Confidentiality.
     (a) The parties agree that all information provided, obtained or generated during the performance of the Services hereunder is owned by the party disclosing such information (the “Disclosing Party”) and must be kept strictly confidential during term of this Agreement and for five (5) years thereafter. Unless required by law, the party receiving the information (the “Receiving Party”) will not disclose said information to any third party, or make use of the same for said third party’s or the Receiving Party’s benefit in any manner, without the prior written approval of the Disclosing Party, except Capitaline may utilize confidential information received from the Company to perform the Services.
     (b) At any time, at the request of the Disclosing Party, the Receiving Party must promptly destroy or return or cause to be returned to the Disclosing Party any confidential information which may have been released to, or generated by, the Receiving Party and will not retain any copies or other reproductions or extracts thereof. Furthermore, the Receiving Party must, if so requested by the Disclosing Party, provide a certificate stating that the Receiving Party has complied with the terms and conditions of these paragraphs.
     9. Notices. All payments, notices, claims, requests and other communications (“Notices”) under this Agreement (i) must be in writing and (ii) must be addressed or delivered to the following relevant address or at such other address as is giving in writing by a party to the other party:
If to the Company:
Gordon W. Ommen
Chief Executive Officer
US BioEnergy Corporation
111 Main Avenue, Suite 200,
Brookings, SD 57006
If to Capitaline:
Chad D. Hatch
Chief Financial Officer
Capitaline Advisors, LLC
111 Main Avenue
Brookings, SD 57006
Notice will be deemed to have been delivered (i) upon the date of delivery if delivered in person or by facsimile, (ii) five (5) days after the date of mailing if deposited in the United States mail, postage prepaid, or (iii) upon the date of the postmark on the return receipt if deposited in the United States mail, with postage prepaid for certified or registered mail, return receipt requested, unless an earlier delivery date is indicated by the return receipt.

     10. Miscellaneous.
     (a) Rights Cumulative. Except as expressly provided in this Agreement, and to the extent permitted by law, any rights and remedies described in this Agreement are cumulative and not alternative to any other rights or remedies available at law or in equity.
     (b) Deviation from Contract Terms. If either party deviates from the provisions of this Agreement, even without protest by the other party, the deviation will not be held to change this Agreement or the rights and responsibilities of the parties.
     (c) Waiver. A party will not be deemed to waive a right or remedy unless the waiver is in writing. A waiver (i) of any breach of any right or remedy will not be deemed a waiver of the right or remedy, (ii) will not affect any term or condition other than the one specified in the waiver, and (iii) will waive a specified term or condition only for the time and in the manner specifically stated in the waiver.
     (d) Severability. If any provision herein is held to be partially or completely contrary to law and/or unenforceable, then this Agreement will be deemed to be amended to partially or completely modify such provision or portion thereof to the extent necessary to make it enforceable, or, if necessary, this Agreement will be deemed to be amended to delete the unenforceable provision or portion thereof.
     (e) Entire Agreement and Amendments. This Agreement, in addition to the attachments specifically incorporated by reference herein, constitutes the entire agreement between the parties hereto and there are no other understandings, representations or warranties, oral or written, relating to the subject matter of this Agreement which will be deemed to exist or to bind any of the parties hereto, their respective heirs, successors or permitted assigns. Except as provided herein, this Agreement may not be changed, modified, or amended in whole or in part, (i) except in writing and duly signed by all of the parties hereto and (ii) after proper notice to, and approval (or non-disapproval) by, the regulatory bodies having authority over either party.
     (f) Disputes. If a dispute arises from or relates to this Agreement, or breach of this Agreement, the parties will attempt to settle the dispute through good faith negotiations. If, at any time, negotiations do not settle the dispute, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association (“AAA”) under the AAA’s Commercial Mediation Rules. If mediation is unsuccessful, any unresolved controversy or claim arising from or relating to this Agreement, or breach of this Agreement, will be settled by binding arbitration administered by the AAA in accordance with the AAA’s Commercial Arbitration Rules. Judgment upon the award rendered in arbitration may be entered in any court having proper jurisdiction.
     (g) Attorneys’ Fees and Costs. In the event of litigation, arbitration, mediation or other proceeding arising from or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, expert witness fees and costs.
     (h) Interest on Past Due Amounts. Except as otherwise provided in this Agreement, all payments due under this Agreement shall bear interest at the rate of one and one-half percent (1.5%) per month (annual percentage rate of 18%) compounded monthly, unless a lower interest rate is required by applicable law. Interest shall be calculated from the due date until paid.

     (i) Law, Jurisdiction and Venue. This Agreement will be governed by the laws of the State of South Dakota, disregarding the conflict of laws principles thereof. CAPITALINE AND THE COMPANY HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF SOUTH DAKOTA AND IRREVOCABLY AGREE THAT, SUBJECT TO THE OTHER PROVISIONS OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT THAT MAY BE LITIGATED WILL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS, FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY’S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO AGREES TO ACCEPT SERVICE OF ALL PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH SUCH PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. IF ANY AGENT APPOINTED BY ANY PARTY HERETO REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREES THAT SERVICE UPON SUCH PARTY BY CERTIFIED MAIL CONSTITUTES SUFFICIENT NOTICE. NOTHING HEREIN AFFECTS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     (j) No Assignments. No right, benefit, duty or interest in this Agreement may be assigned in whole or in part without the written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs and personal representatives.
     (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which will constitute an original, and all of which together will constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

COMPANY US BIOENERGY CORPORATION

By:	/s/ CHAD HATCH

Its:	Vice President

CAPITALINE:

CAPITALINE ADVISORS, LLC

By:	/s/ GORDON OMMEN

Its:	President

EXHIBIT A TO SERVICES AGREEMENT
Description of Services
(1)	All accounting, payroll, purchasing, cash management, financial planning, budgeting, auditing, tax, and financial reporting services;

(2)	All data processing and management reporting (including reporting to the Board of Directors of the Company and arrangements for meetings of the Company’s Board of Directors);

(3)	All billing and collection services;

(4)	All business planning and budgeting, including quarterly and annual budgeting and long-range planning;

(5)	All human resource activities, including administration of benefit plans, development of compensation and affirmative action programs, negotiation and administration of collective bargaining agreements, recruitment of employees, and such other human resources functions and activities as may be necessary for the Company;

(6)	All reporting requirements of federal, state, or local governments, including tax consulting, tax planning and preparation of federal, state, and local tax returns;

(7)	All media and community relations, and government affairs activities;

(8)	Maintenance of all business and corporate records of the Company, including stock and equity records and stock transfers; and

(9)	Any and all other administrative services reasonably necessary for the Company.
Description of Compensation
(1)	The Company shall pay to Capitaline for personnel costs related to the provision of Services, which costs shall be determined based upon an hourly rate for each person as set forth on Schedule A to this Exhibit A (which Exhibit A also estimates the number of hours of Services be provided by each such person each month);

(2)	Other than the fee stated in Paragraph (1) of this Exhibit A, the Company shall not be obligated to Capitaline for any additional fees to compensate Capitaline for any portion of its corporate infrastructure expenses or the benefits or salary of any person and the Company shall not be obligated to Capitaline for any portion of the taxes or withholdings in respect of any person; and

(3)	The Company shall reimburse Capitaline for all out-of-pocket expenses incurred by Capitaline in connection with providing Services that are not otherwise paid or reimbursed under any other provision of the Agreement.

FIRST AMENDMENT TO THE SERVICES AGREEMENT
     THIS FIRST AMENDMENT TO THE SERVICES AGREEMENT is made and entered into as of the 14th day of August, 2006 (this “First Amendment”) by and between US BioEnergy Corporation, a corporation organized under the laws of the State of South Dakota with its executive office at 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077 (the “Company”), and Capitaline Advisors, LLC, a limited liability company organized under the laws of the State of South Dakota with an office at 111 Main Avenue, Brookings, South Dakota 57006 (“Capitaline”).
RECITALS
     A. The Company and Capitaline entered into that certain Services Agreement dated November 17, 2005 (the “Services Agreement”) pursuant to which Capitaline agreed to provide the Company with certain services related to the operation of the Company’s business, as requested by the Company from time to time, from the listing of services described in Exhibit A to the Services Agreement (collectively the “Services”).
     B. The Company and Capitaline have discussed the scope of services historically provided to the Company by Capitaline, the types of services the Company is likely to require in the future, changes in the Company’s staffing and the number of hours Capitaline employees have and are, in the future, expected to provide the Company.
     C. The Company and Capitaline have agreed to amend certain provisions of the Services Agreement as described in this First Amendment.
     NOW, THEREFORE, in consideration of the mutual benefits to the parties hereto and the promises, terms and conditions hereinafter set forth, intending to be legally bound, the parties do hereby mutually agree as follows:
     Section 1. Defined Terms. Unless otherwise defined in this First Amendment, each capitalized term used in this First Amendment which is defined in the Services Agreement has the meaning assigned to such term in the Services Agreement.
     Section 2. Amendments to Services Agreement. The Services Agreement is amended as follows:
          A. Compensation. Section 4(a) of the Services Agreement is hereby deleted in its entirety and replaced by the following:
(a) Rate; Expenses. During the term of this Agreement, the Company agrees to pay Capitaline a monthly fee of $35,000 for all Services rendered by Capitaline for or on behalf of the Company. The Company shall reimburse Capitaline for all out-of-pocket expenses incurred by Capitaline in connection with providing Services that are not otherwise paid or reimbursed under any other provision of the Agreement.

          B. Exhibit A to Services Agreement. Exhibit A to Services Agreement is hereby deleted in its entirety and replaced by the Exhibit A1 attached to this First Amendment to the Services Agreement.
     Section 3. Governance. This First Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of South Dakota.
     Section 4. Descriptive Headings, etc. The descriptive headings of the several sections of this First Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
     Section 5. Counterparts; Facsimiles. This First Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This First Amendment may be executed by facsimile signatures.
     Section 6. Further Assurances. Each party shall, from time to time, at the request of the other party and without further consideration, execute and deliver, or cause to be executed and delivered, such other documents and instruments as may be reasonably requested by such other party to evidence or more effectively consummate the transactions contemplated by this First Amendment.
     Section 7. Supremacy; Entire Agreement. The parties each acknowledge and agree that this First Amendment is intended to supercede certain provisions of the Services Agreement. If there is a conflict between this First Amendment and the Services Agreement, the relevant term or condition of this First Amendment shall govern.
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       IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Services Agreement the day and year first above written.

COMPANY:
US BIOENERGY CORPORATION

By: /s/ Brian D. Thome

Name:	Brian D. Thome
Title:	President

CAPITALINE:

CAPITALINE ADVISORS, LLC

By: /s/ Steven P. Myers

Name:	Steven P. Myers
Title:	President

EXHIBIT A1 TO SERVICES AGREEMENT
Description of Services
Steve Myers
Operations
Participation on Risk Management Committee
Participation on Executive Management Committee
Assistance with Strategic Planning
Plant Projects
Assistance with Site Evaluation and Selection
Assistance with Contract Negotiation with Landowners and
Construction Companies
Jill Wilts
Corporate Secretary
Assist with the Preparation of Board Materials
Assist with Document Retention Planning, Procedures and
Implementation
Assist with the Maintenance of Minutes and Other Corporate Records
Operations
Assist with Real Estate Options / Closings
Assist with the Maintenance of Shareholder Records
Chad Haselhorst
Accounting
Assist with Financial Analysis and Projections / Pro Formas
Assist in the Preparation of Budgets and Budget Variance Reports
Assist with the Evaluation of Strategic Transactions
Angie Burns
Marketing
Manage Logo design and standards
Coordinate and maintain website
Preparation and Production of Presentation Materials
Design and Maintain External Marketing Collateral
Production of Marketing Packets
Event Planning
Operations
Airplane Scheduling
Backup Receptionist/Telephone/Mail
Travel Reservations

Deanna Wilson
Accounting
Set up vendor files
File vendor invoices
Reconcile credit card statements
Operations
Receptionist
Mail / correspondence
Filing
Production and Assembly of Board Packets
Production of Executive Committee Packets
Production of Marketing Packets
Production of Meeting Presentation Materials
Office Space
Capitaline shall provide executive office space for up to four employees of the Company at it office at 111 Main Avenue, Suite 200, Brookings, South Dakota 57006, together with appropriate secretarial support, office supplies and office equipment